Exhibit 3



                             P.M. Capital, Inc.
                                 BCE Place
                        181 Bay Street (Suite 3900)
                               P. O. Box 768
                              Toronto, Ontario
                               Canada M5J 2T3



                              February 6 1996



Ms. Diane Gilmour
440 East 79th Street
New York, New York 10021


Dear Diane:

          You have introduced Peter Kuhlmann to P.M. Capital, Inc., which introduction has resulted in the formation of Limeport Investments L.L.C. ("Limeport").

          Limeport has purchased 1,383,125 shares of common stock of RCM Technologies, Inc. (the "RCM Shares") for $1,000,000. If the eventual sale by Limeport of the RCM Shares results in a compounded annual return in excess of 50% on the funds invested in the RCM Shares, P.M. Capital, Inc. shall pay to you a fee equal to ten percent (10%) of the distributions it receives from Limeport pursuant to subsection 10(b)(iii) of the Limited Liability Company Agreement of Limeport, to the extent such distributions are allocable to the sale of RCM Shares. Such fee will be in consideration of the introduction mentioned above.


                                      Very truly yours,

                                      P.M. Capital, Inc.


                                      By:/s/ Peter Munk
                                         --------------------------
                                         Peter Munk, President



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